Exhibit 99.(k)(2)
ADMINISTRATION SERVICES AGREEMENT
     THIS AGREEMENT is made as of [                    ], 2007 by and between HIGHLAND CAPITAL MANAGEMENT, L.P., a Delaware limited partnership (“Highland”), and HIGHLAND CAPITAL MULTI-STRATEGY FUND (the “Trust”), a Delaware statutory trust.
W I T N E S S E T H :
     WHEREAS, the Trust is registered as a closed end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Trust wishes to retain Highland to provide certain administration services provided for herein, and Highland wishes to furnish such services.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.	Definitions. As Used in this Agreement:
(a)	“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

(c)	“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

(d)	“Authorized Person” means any officer of the Trust and any other person duly authorized by the Trust’s Board of Trustees to give Oral Instructions or Written

Instructions on behalf of the Trust and listed on the Authorized Persons Appendix attached hereto and made a part hereof or any amendment thereto as may be received by Highland. An Authorized Person’s scope of authority may be limited by the Trust by setting forth such limitation in the Authorized Persons Appendix.
(e)	“Board of Trustees” and “Shareholders” shall have the same meanings as used in the Trust’s Agreement and Declaration of Trust.

(f)	“Commission” means the Securities and Exchange Commission.

(g)	“Declaration” means the Trust’s Agreement and Declaration of Trust, as amended from time to time.

(h)	“Oral Instructions” mean oral instructions received by Highland from an Authorized Person or from a person reasonably believed by Highland to be an Authorized Person.

(i)	“Securities Laws” mean the 1933 Act, the 1934 Act and the 1940 Act.

(j)	“Shares” means the Trust’s shares of beneficial interest.

(k)	“Written Instructions” mean (i) written instructions signed by an Authorized Person and received by Highland or (ii) trade instructions transmitted (and received by Highland) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.	Appointment. The Trust hereby appoints Highland to provide administration services to the Trust, in accordance with the terms set forth in this Agreement. Highland accepts such appointment and agrees to furnish such services.

3.	Compliance with Rules and Regulations. Highland agrees to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Highland hereunder. Except as specifically set forth herein, Highland assumes no responsibility for such compliance by the Trust.

4.	Instructions.
(a)	Unless otherwise provided in this Agreement, Highland shall act only upon Oral Instructions or Written Instructions, including standing Written Instructions related to ongoing instructions received electronically.

(b)	Highland shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by Highland to be an Authorized Person) pursuant to this Agreement. Highland may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Board of Trustees or the Shareholders, unless and until Highland receives Written Instructions to the contrary.

(c)	The Trust agrees to forward to Highland Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by Highland or its affiliates) and shall endeavor to ensure that Highland receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by Highland shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, Highland shall incur no liability to the Trust or the Trust in acting upon such Oral Instructions or Written Instructions provided that Highland’s actions comply with the other provisions of this Agreement.
5.	Right to Receive Advice.
(a)	Advice of the Trust. If Highland is in doubt as to any action it should or should not take, Highland may request directions or advice, including Oral Instructions or Written Instructions, from the Trust.

(b)	Advice of Counsel. If Highland shall be in doubt as to any question of law pertaining to any action it should or should not take, Highland may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Trust or Highland, at the option of Highland).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions Highland receives from the Trust, and the advice it receives from counsel, Highland shall be entitled to rely upon and follow the advice of counsel, provided that such counsel is selected with reasonable care. Highland shall promptly inform the Trust of such conflict and Highland shall refrain from acting in the event of a conflict unless counsel advises Highland that a failure to take action is likely to result in additional loss, liability or expense. In the event Highland relies on the advice of counsel, Highland remains liable for any action or omission on the part of Highland which constitutes willful misfeasance, bad faith, negligence or reckless disregard by Highland of any duties, obligations or responsibilities set forth in this Agreement.
(d)	Protection of Highland. Highland shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Trust or (to the extent permitted under clause (c) above) from counsel and which Highland believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon Highland (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of Highland’s properly taking or not taking such action. Nothing in this subsection shall excuse Highland when an action or omission on the part of Highland constitutes willful misfeasance, bad faith, negligence or reckless disregard by Highland of any duties, obligations or responsibilities set forth in this Agreement.

6.	Records; Visits.
(a)	The books and records pertaining to the Trust, which are in the possession or under the control of Highland, shall be the property of the Trust. Such books and records shall be prepared, preserved and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Trust and its duly authorized officers, employees and agents and the staff of the Commission shall have access to such books and records at all times during Highland’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by Highland to the Trust or to an Authorized Person, at the Trust’s expense. Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method. No records shall be destroyed without the Trust’s written consent.

(b)	Highland shall keep the following records:
(i)	all books and records with respect to the Trust’s books of account; and

(ii)	records of the Trust’s securities transactions.
7.	Confidentiality. Each party shall keep confidential any information relating to the other party’s business. “Confidential Information” shall include: (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or Highland, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or Highland a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.
8.	Liaison with Accountants. Highland shall act as liaison with the Trust’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit related schedules with respect to the Trust. Highland shall take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such independent public accountants as reasonably requested by the Trust.
9.	Highland System. Highland shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by Highland in connection with the services provided by Highland to the Trust.

10.	Disaster Recovery. Highland shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. In the event of equipment failures, Highland shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. Highland shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by Highland’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11.	Compensation. As compensation for services rendered by Highland during the term of this Agreement, the Trust will pay to Highland a fee, payable monthly, at the annual rate of 0.20% of the Trust’s Managed Assets. The Trust’s “Managed Assets” means the total assets of the Trust, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities), (ii) the issuance of preferred shares or other similar preference securities,

(iii) the reinvestment of collateral received for securities loaned in accordance with the Trust’s investment objectives and policies, and/or (iv) any other means. The accrued fees will be payable monthly as promptly as possible after the end of each month during which this Agreement is in effect. Highland may waive a portion of its fees.
12.	Indemnification.
(a)	The Trust agrees to indemnify and hold harmless Highland and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including without limitation reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (collectively, “Losses”) arising directly or indirectly from any action or omission to act that Highland takes (i) at the request or on the direction of or in reliance on the advice of the Trust or (ii) upon Oral Instructions or Written Instructions; provided, however, that neither Highland nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of Highland’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

(b)	Notwithstanding anything in this Agreement to the contrary, the Trust shall not be liable to Highland or its affiliates for any consequential, special or indirect losses or damages that Highland or its affiliates may incur or suffer as a consequence of this Agreement, whether or not the likelihood of such damages or losses was known by the Trust.

13.	Responsibility of Highland.
(a)	Highland shall be under no duty to take any action on behalf of the Trust except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by Highland in writing. Highland shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. Highland agrees to indemnify and hold harmless the Trust from Losses arising out of Highland’s failure to perform its duties under this Agreement to the extent such damages arise out of Highland’s willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(b)	Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) Highland shall not be liable for losses beyond its control, provided that Highland has acted in accordance with the standard of care set forth above; and (ii) Highland shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument that conforms to the applicable requirements of this Agreement and that Highland reasonably believes to be genuine; or (B) subject to Section 10, delays or errors or loss of data occurring by reason of circumstances beyond Highland’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(c)	Notwithstanding anything in this Agreement to the contrary, neither Highland nor its affiliates shall be liable to the Trust for any consequential, special or indirect losses or damages that the Trust may incur or suffer by or as a consequence of Highland’s or its affiliates’ performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by Highland or its affiliates.
14.	Description of Administration Services on a Continuous Basis. Highland will perform the following administration services:
(i)	Prepare monthly security transaction listings;

(ii)	Supply various normal and customary portfolio and Trust statistical data as requested on an ongoing basis;

(iii)	Prepare for execution and file the Trust’s federal and state tax returns;

(iv)	Coordinate contractual relationships and communications between the Trust and its contractual service providers;

(v)	Coordinate printing of the Trust’s annual and semi-annual shareholder reports;

(vi)	Prepare income and capital gain distributions;

(vii)	Prepare the semiannual and annual financial statements;

(viii)	Monitor the Trust’s compliance with Internal Revenue Code, Commission and prospectus requirements;

(ix)	Prepare, coordinate with the Trust’s counsel and coordinate the filing with the Commission: Post-Effective Amendments to the Trust’s Registration Statement and supplements to or revisions of the Trust’s prospectus and statement of additional information; “shelf” registrations; the preparation and filing of Forms N-23c-3 or Schedule TOs (or their successor forms with respect to repurchase offers), whichever filing is currently applicable to the Trust; semi-annual reports on Form N-SAR and Form N-CSR; Forms N-Q; and Form N-PX based upon information provided by the Trust, assist in the preparation of Forms 3, 4 and 5 pursuant to Section 16 of the 1934 Act and Section 30(h) of the 1940 Act for the officers and trustees of the Trust, such filings to be based on information provided by those persons;
(x)	Assist in the preparation of notices of meetings of shareholders;

(xi)	Assist in obtaining the fidelity bond and trustees’ and officers’/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(d)(7), respectively, under the 1940 Act as such bond and policies are approved by the Board of Trustees;

(xii)	Monitor the Trust’s assets to assure adequate fidelity bond coverage is maintained;

(xiii)	Draft agendas and resolutions for quarterly and special board and committee meetings;

(xiv)	Coordinate the preparation, assembly and distribution of board and committee materials;

(xv)	Attend board and committee meetings and draft minutes thereof;

(xvi)	Maintain the Trust’s calendar to assure compliance with various filing and board approval deadlines;

(xvii)	Furnish the Trust office space in the offices of Highland, or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, simple business equipment, supplies, utilities and telephone service for managing the affairs and investments of the Trust;

(xviii)	Assist the Trust in the handling of Commission examinations and responses thereto;

(xix)	Perform clerical, bookkeeping and all other administrative services not provided by the Trust’s other service providers;

(xx)	Determine or oversee the determination and publication of the Trust’s net asset value in accordance with the Trust’s policy as adopted from time to time by the Board of Trustees;

(xxi)	Oversee the maintenance by the Trust’s custodian and transfer agent and dividend disbursing agent of certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act and maintain (or oversee maintenance by such other persons as approved by the Board of Trustees) such other books and records required by law or for the proper operation of the Trust;

(xxii)	Prepare such information and reports as may be required by any stock exchange or exchanges on which the Trust’s shares may be listed in the future;

(xxiii)	Determine the amounts available for distribution as dividends and distributions to be paid by the Trust to its shareholders; prepare and arrange for the printing of dividend notices to shareholders; and provide the Trust’s dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Trust’s dividend reinvestment plan; and

(xxiv)	Serve as liaison between the Trust and each of its service providers.
Highland shall have the authority to engage a sub-administrator in connection with the administrative services of the Trust, which sub-administrator may be an affiliate of Highland; provided, however, that Highland shall remain responsible to the Trust with respect to Highland’s duties and obligations set forth in this Agreement.
15.	Duration and Termination. This Agreement shall continue until terminated by the Trust or by Highland on 60 days’ prior written notice to the other party. In the event the Trust gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor administration services agent (and any other service provider(s)), and all trailing expenses incurred by Highland, will be borne by the Trust.

16.	Notices. Notices shall be addressed (a) if to Highland, at 13455 Noel Road, Suite 800, Dallas, Texas 75240, Attention: Michael Colvin General Counsel; (b) if to the Trust, at 13455 Noel Road, Suite 800, Dallas, Texas 75240, Attention: M. Jason Blackburn, Secretary of the Trust, at such other address as shall have been given by like notice to the sender of any such notice by the other party. If notice is sent by [electronic mail,] confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.
17.	Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18.	Delegation; Assignment; Sub-Contracting. This Agreement and the rights and duties of the parties herein may not be assigned or delegated by any party without the written consent of each party. The Trust hereby authorizes and instructs Highland to enter into a Sub-Administration Services Agreement with PFPC Inc. (“PFPC”) [, in substantially the form set forth as Exhibit A hereto, including the fees referenced therein and in the Fee Letter between Highland and PFPC].

19.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.	Miscellaneous.
(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

(b)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c)	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and, to the extent inconsistent therewith, the 1940 Act. The federal and state courts within the State of Delaware shall have exclusive jurisdiction over any action, suit or proceeding against any party with respect to this Agreement. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of venue in, or to the jurisdiction of, any and each of such courts for the purposes of any such suit, action, proceeding or judgment and further waives any claim that any such suit, action, proceeding or judgment has been brought in an inconvenient forum, and each party hereby submits to such jurisdiction. The parties hereby agree that no punitive or consequential damages shall be awarded in any such action, suit or proceeding.

(d)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(e)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(g)	The Trust will provide such information and documentation as Highland may reasonably request in connection with services provided by Highland to the Trust.

(h)	It is expressly agreed that the obligations of the Trust under this Agreement shall not be binding upon any past, present or future trustee, nominee, officer, shareholder, employee or agent of the Trust individually, and shall only be binding upon the Trust and its assets, as provided in the Trust’s Declaration, a copy of which is on file at the principal offices of the Trust. This Agreement was executed on behalf of the Trust by an officer of the Trust in such capacity, and shall not be deemed to have been executed by such officer individually or to impose any liability on such officer, of the shareholders of the Trust, personally, but shall bind only the assets and property of the Trust.
         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

HIGHLAND CAPITAL MANAGEMENT, L.P.

By:

Title:

HIGHLAND CAPITAL MULTI-STRATEGY FUND

By:

Title:

AUTHORIZED PERSONS APPENDIX

NAME (Type)	SIGNATURE

[Mark K. Okada]

[R. Joseph Dougherty]

[M. Jason Blackburn]